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                                                                23 December 1999

                                                                     EXHIBIT 2.3

                             SECOND CLOSING PROTOCOL

          of December 23, 1999, at the Offices of ATAG Ernst & Young AG
                                    in Basel

       relating to THE VOTING SHARE PURCHASE AGREEMENT OF AUGUST 10, 1999 regarding the Voting Share Capital of Discovery Technologies Ltd, Allschwil
                           (hereinafter "the Company")

SECOND CLOSING:
PURCHASE OF THE REMAINING 60% OF THE VOTING SHARE CAPITAL OF THE COMPANY.

                                     between

1.  DR. HEINRICH ZINSLI, Elblingstrasse 10, 4142 Munchenstein, Switzerland
2.  DR. ERNST BURGISSER, Marktgasse 10b, 4310 Rheinfelden, Switzerland
3.  DR.  HELMUT KESSMANN, Talweg 34, D-79540 Lorrach, Germany
4. CHRISTOPH GRETHER, c/o Grether, Gutzwiller & Forrer, Steinenbachgasslein 34, 4051 Basel, Switzerland

hereinafter referred to as                                the Sellers

                                       and

DISCOVERY PARTNERS INTERNATIONAL, INC. whose registered office is located at 9640 Towne Centre Drive, San Diego, CA 92121, U.S.A.

hereinafter referred to as                                the Buyer

PRESENT AND REPRESENTING THE BUYER:
ATAG Ernst & Young AG, Basel, represented by
Beatrice Van der Haegen-Graber, Attorney-at-Law, and
Christoph M. Gass, Attorney-at-Law,

hereinafter referred to as                                the Representative
                                                          of the Buyer

PRESENT AND REPRESENTING THE SELLERS:
Dr. Heinrich Zinsli;
Dr. Ernst Burgisser and
Dr. Helmut Kessmann
Christoph Grether is represented
by Dr. H. Zinsli

hereinafter referred to as                                the Sellers

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Whereas, effective as of August 10, 1999, the Sellers and the Buyer entered into a Voting Share Purchase Agreement regarding 40% of the Voting Share Capital of the Company and regarding the right to buy the remaining 60% of the Voting Share Capital (hereinafter "the Voting Share Purchase Agreement");

Whereas, effective as of August 10, 1999, the Sellers and the Buyer entered into an Escrow Agreement regarding the Voting Share Certificates of the Company (hereinafter "the Escrow Agreement");

Whereas, effective as of August 10, 1999, the Sellers and the Buyer entered into a Shareholders Agreement regarding the execution of shareholders' rights in the Company (hereinafter "the Shareholders Agreement");

Whereas the Buyer and the Company entered into a loan agreement on December 16, 1999.

Whereas Dr. E. Burgisser has placed the drawings and all of the engineering documentation and lists of suppliers and subcontractors relating to the Roliman in escrow with ATAG Ernst & Young according to the escrow agreement signed on December 23, 1999;

Whereas, the Representative of the Buyer is duly authorized by the Buyer and Dr.
H. Zinsli as representative of Christoph Grether is duly authorized by Christoph Grether to make the following declarations on behalf of the Buyer and of the Seller;

Now and hereby, the Representative of the Buyer and the Sellers make the following declarations on behalf of the Buyer and the Sellers and witness each other's declarations on behalf of the Buyer and the Sellers:



1. EXERCISING OF THE RIGHT TO BUY THE REMAINING 60% OF THE VOTING SHARE CAPITAL OF THE COMPANY BY THE BUYER

Through the letter addressed to the Sellers dated December 21, 1999, the Buyer has exercised his rights to buy the remaining 60% of the Voting Share Capital of the Company.



2. FULFILLMENT OF THE CONDITIONS PRECEDENT ACCORDING TO THE VOTING SHARE PURCHASE AGREEMENT

The Buyer and the Sellers confirm to each other that the Conditions precedent according to Clause 4 b) and 4 c) of the Voting Share Purchase Agreement are satisfied in full and definitively by latest December 31, 1999 according to the following listing. As long as a condition precedent agreed in the Voting Share Purchase Agreement is not listed

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hereunder, the Buyer and the Sellers agree to have waived said condition by signing the Second Closing Protocol.

1. The Buyer has acquired all of the Company's Non Voting Share Capital from Novartis for the amount CHF 2,500,000 (two million five hundred Swiss francs) in accordance with the Non-Voting Share Purchase Agreement signed;

2. Novartis has agreed to a debt restructuring for the loan granted to the Company in the amount of CHF 2,600,000 (two million six hundred thousand Swiss francs) with letter dated December 8, 1999;

3. Basler Kantonalbank (hereinafter BKB) has agreed to the termination of the guarantee in the amount of CHF 1,000,000 (one million Swiss francs) granted by Novartis AG represented by Novartis venture fund as per December 31, 1999 with letter dated December 13, 1999;

4. An appropriate solution regarding the continuation of all loan agreements between BKB and the Company has been agreed between the Company and BKB in line with the following concept: DTL repays CHF 1 million, DTL invests CHF 2 million in fixed money for 12 months, DTL gets a credit frame agreement against the CHF 2 million in fixed money. The current agreements will terminate December 31, 1999 and the new agreement will start January 1, 2000. A contract draft is being elaborated by BKB.

5. The Sellers confirm that Professor Gert Folkers and all members of the Scientific Advisory Board have waived their right to participate in the Non-Voting Capital of the Company;

6. The Sellers confirm that all individuals or legal entities who have entered into a contract with the Company which includes provisions allowing said persons to terminate the contract if there is a change in the ownership of the Company or its subsidiaries have waived said provisions in writing;

7. The Sellers confirm, that all representations and warranties set forth in Clause 7.1 to 7.22 of the Voting Share Purchase Agreement are true and valid on and as of the Second Completion Date.


3.      DECLARATION OF THE REPRESENTATIVE OF THE BUYER

a) The Representative of the Buyer acknowledges that the Sellers have remitted to the Representative of the Buyer the following documents in accordance with Clause 6.4.a) of the Voting Share Purchase Agreement:

- A copy of the Voting Share Capital register and the Non-Voting Share Capital register of the Company in which the Buyer has been registered as the owner of all of the Voting Share Capital and as the owner of all of the Non-Voting Share

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        capital as of the Second Completion Date, signed by the duly authorized officers of the Company.

- a copy of the minutes of the Company's board meeting held at the latest on the second completion date approving the Buyer as the new owner of all of the Voting Shares and of all of the Non-Voting Shares of the Company and said minutes must be certified true by the Company's chairman.

b) The representative of the Buyer acknowledges that the Sellers have remitted to the representatives of the Buyer the following share certificates duly endorsed to the Buyer in accordance with Clause 6. 4
        b) of the Share Purchase Agreement and clause 1 of the Escrow Agreement.

- Certificates no. 8 and 9, representing the voting shares no. 1601 to no. 1867 and no. 1868 to no. 2000 of the Company.

- Certificates no. 2, 3, 11 and 12 representing the Voting Shares no. 267 to 532, 533 to 666, 2120 to 2239, 2240 to 2299 of the Company.

- Certificates no. 5 and 6, representing the voting shares no. 934 to 1200 and 1201 to 1333.

The Share Certificates will, under the Escrow Agreement, stay with the Escrow agent.



4.      DECLARATION OF THE SELLERS:

a) The Sellers acknowledge that the Representative of the Buyer has remitted to the Sellers a copy of the duly signed Non-Voting Share Purchase Agreement between Novartis and the Buyer, dated December 23, 1999.

b)      The Sellers acknowledge,

- that they are themselves (represented by Dr. H. Zinsli) in contact with BKB regarding the settlement of the loan agreements (dated Nov. 6, 1997 and Oct. 7, 1998) and regarding a new agreement on credit facilities (see above Clause 2.4)

- that they are already in possession of a written confirmation by BKB regarding the termination of the guarantee granted by Novartis AG, represented by Novartis Venture Fund of CHF 1,000,000 (one million Swiss Francs) dated December 16, 1999

        Therefore the Sellers renounce to receive from the Buyer further written confirmations according to Clause 6.4 c) of the Voting Share Purchase Agreement on the Second Closing.

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5.      MUTUAL DECLARATION OF THE REPRESENTATIVE OF THE BUYER AND THE SELLERS

Now and herewith, the Voting Share Purchase Agreement for the remaining 60% of the Voting Shares of the Company has been executed and the Buyer is the owner of all of the Voting Shares of the Company. All of the Voting Shares of the Company have been duly placed in escrow with ATAG Ernst & Young AG, Basel, as Escrow Agent.


Executed in 6 original counterparts of which one copy for each of the Parties and one copy for the Company's documentation.


Basel, December 23, 1999


        /s/  Dr. Heinrich Zinsli          /s/  Christoph M. Gass and Beatrice
--------------------------------------    --------------------------------------
Dr. Heinrich Zinsli                       Van der Haegen-Graber
                                          Representative of the Buyer
                                          ATAG Ernst & Young AG,
                                          represented by
                                          Christoph M. Gass and Beatrice Van
                                          der Haegen-Graber
        /s/  Dr. Ernst Burgisser
--------------------------------------
Dr. Ernst Burgisser


        /s/  Dr. Helmut Kessmann
--------------------------------------
Dr. Helmut Kessmann


        /s/  Dr. Heinrich Zinsli
--------------------------------------
Dr. Heinrich Zinsli
as representative of Christoph Grether